Exhibit 5.2

CONSENT OF WARDROP ENGINEERING LTD.

In connection with (1) the annual information form of the Corporation, as amended on December 3, 2010 (the “AIF”), which includes reference to the undersigned in connection with information relating to the East Kemptville project and the properties described therein, and (2) the short form prospectus dated April   , 2011 (the “Prospectus”), which includes referenc the undersigned in connection with the Thor Lake property, the undersigned hereby consents to reference to the undersigned’s name and information derived from the AIF and the Prospectus included or incorporated by reference in the Registration Statement on Form F-10 being filed by Avalon Rare Metals Inc. with the United States Securities and Exchange Commission.

WARDROP ENGINEERING LTD.

/s/ Mike McLaughlin
By:	Mike McLaughlin, P. Eng.
Title:	Project Manager

Date: April 21, 2011